Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

DNB Financial Corporation

Downingtown, Pennsylvania

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8, of our report dated March 27, 2017, relating to the consolidated financial statements of DNB Financial Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

December 20, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.